Exhibit 99.1

Maison Solutions Reports Second Quarter and Six-Month 2025 Financial Results

MONTEREY PARK, Calif. / ACCESSWIRE / December 16, 2024 / Maison Solutions Inc. (NASDAQ: MSS) (“Maison Solutions” or the “Company”), a U.S.-based specialty grocery retailer offering traditional Asian and international food and merchandise, today announced financial results for the second quarter and six-months ended October 31, 2024.

Management Commentary

“I am pleased to announce another quarter of sequential and year-over-year top-line growth, a clear reflection of the successful and immediate impacts of our Lee Lee acquisition,” said John Xu, President, Chairman and Chief Executive Officer of Maison Solutions. “When excluding the impact of our investments in non-operating stores within the Maison umbrella, we delivered organic year-over-year growth across our operating entities, as demonstrated by the growth in operating income and EBITDA figures. These are encouraging indicators as we work to further optimize margins and maintain consistent bottom-line profitability. One of our key milestones this past quarter was the successful completion of our El Monte store renovation. This marked a pivotal step in our broader corporate initiative to revitalize and enhance the customer experience across our California store portfolio. The successful completion of this first renovation lays the groundwork for our broader renovation plans in 2025 and beyond, aimed at enhancing in-store sales performance, leveraging new technologies, and catering to evolving customer preferences to drive financial growth in this key region. Beyond this ongoing initiative, our long-term strategy remains firmly focused on identifying and pursuing additional strategic acquisition. We are targeting established, profitable grocery stores with a rapidly growing and loyal Asian customer base, where synergies with our broader company brand and vision are clear. As we head into the new year, we are committed to maintaining the momentum of consistent year-over-year growth.”

Second Quarter 2025 Financial Results

Total net revenues for the second quarter increased 125.3% to $31.0 million compared to $13.8 million in the same period last fiscal year. The increase was primarily driven by the inclusion of revenues from our newly acquired subsidiary, Lee Lee (acquired in April 2024).

Net revenues from perishable goods for the second quarter increased 114.3% to $16.0 million compared to $7.5 million in the same period last fiscal year. Net revenues from non-perishable goods for the second quarter increased 138.5% to $15.0 million compared to $6.3 million in the same period last fiscal year.

Total cost of revenues for the second quarter was $22.9 million compared to $10.6 million in the same period last fiscal year. The increase was primarily from the newly acquired subsidiary, Lee Lee, partly offset by decreased cost of revenues from the four California-based supermarkets.

Gross profit for the second quarter was $8.2 million, while gross margin was 26.3%. Gross profit for the same period last fiscal year was $3.1 million, while gross margin was 22.7%. The increase was primarily due to higher gross profit from the newly acquired subsidiary, Lee Lee.

EBITDA for the second quarter was $0.7 million compared to $0.3 million in the same period last fiscal year.

Net loss attributable to Maison Solutions for the second quarter was approximately $256,000, compared to a net income of approximately $91,500 for the same period last fiscal year.

Six Month 2025 Financial Results

Total net revenues for the first six months of fiscal 2025 increased 120.5% to $60.7 million compared to $27.5 million in the same period last fiscal year. The increase was primarily driven by the inclusion of revenues from the newly acquired subsidiary, Lee Lee.

Net revenues from perishable goods for the first six months of fiscal 2025 increased 105.4% to $31.2 million compared to $15.2 million in the same period last fiscal year. Net revenues from non-perishable goods for the first six months of fiscal 2025 increased 139.1% to $29.5 million compared to $12.3 million in the same period last fiscal year.

Total cost of revenues for the first six months of fiscal 2025 was $44.3 million compared to $21.3 million in the same period last fiscal year. The increase was primarily from the newly acquired subsidiary, Lee Lee, partly offset by decreased cost of revenues from the four California-based supermarkets.

EBITDA for the first six months of fiscal 2025 was $2.4 million compared to $0.5 million in the same period last fiscal year.

Gross profit for the first six months of fiscal 2025 was $16.4 million, while gross margin was 27.1%. Gross profit for the same period last fiscal year was $6.2 million, while gross margin was 22.6%. The increase was primarily due to higher gross profit from the newly acquired subsidiary, Lee Lee.

Net income attributable to Maison Solutions for the first six months of fiscal 2025 was approximately $445,000, compared to a net loss of approximately $13,500 for the same period last fiscal year. The increase was primarily due to the increase was primarily due to the aforementioned reasons above around the increases in revenue and gross profit.

Fiscal Year 2025 Guidance

The Company is reiterating the following guidance for fiscal year 2025:

●	Revenues between $120 million and $125 million

●	Net income positive

For more information regarding Maison Solution’s financial results, including financial tables, please see our Form 10-Q for the second quarter ended October 31, 2024, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 16, 2024. The Company’s SEC filings can be found on the SEC’s website at https://www.sec.gov/ or the Company’s investor relations site at https://investors.maisonsolutionsinc.com/.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles, California area, operating under the brand name HK Good Fortune, and three supermarkets in the Phoenix and Tucson, Arizona metro areas, operating under the brand name Lee Lee International Supermarket. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of EBITDA, a non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliations are set forth in the table below.

Maison Solutions Inc. uses a variety of operational and financial metrics, including non-GAAP financial measures such as EBITDA to enable it to analyze its performance and financial condition. EBITDA excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying business. Because EBITDA is a non-GAAP financial measure, other companies may calculate EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA should only be used as a supplemental measure of our operating and financial performance.

	Six Months ended October 31,		Three Months ended October 31,
	2024	2023	2024	2023
Net Income	$301,731	$64,754	$(316,095)	$91,478
Interest Expense	425,767	76,531	242,380	29,965
Interest Income	(10,875)	(898)	(10,875)	(898)
Income Tax Expense	1,199,324	266,066	563,096	147,160
Depreciation and Amortization Expense	527,543	127,451	260,648	60,215

EBTIDA	$2,443,490	$533,904	$739,154	$327,920

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

Investor Relations Contact:

Gateway Group, Inc.

+1-949-574-3860

MSS@gateway-grp.com

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